As filed with the Securities and Exchange Commission on June 1, 2006
Post Effective Amendment No. 1 to Registration Statement on Form S-8 — No.333-124409

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 1
To
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lafarge North America Inc.
(Exact name of registrant as specified in its charter)

Maryland	58-1290226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12950 Worldgate Drive
Herndon, Virginia	20170
(Address of Principal Executive	(Zip Code)
Offices)

LAFARGE NORTH AMERICA INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Eric C. Olsen
Executive Vice President
and Chief Financial Officer
Lafarge North America Inc
12950 Worldgate Drive
Herndon, VA 20170
(Name and address of agent for service)
(703) 480-3600
(Telephone number, including
area code, of agent for service)

RECENT EVENTS: DEREGISTRATION
     On April 28, 2005, Lafarge North America Inc. (“LNA”) filed a Form S-8 registration statement (No. 333-124409) registering LNA common stock, par value $1.00 per share, to be issued pursuant to the Lafarge North America Inc. Employee Stock Purchase Plan. On February 21, 2006, Lafarge S.A. commenced a tender offer for the shares of LNA Common Stock that it did not already own. At the conclusion of the tender offer, Efalar Inc., a wholly-owned subsidiary of LSA, owned over 90% of the LNA common stock outstanding. Thereafter, effective at 4:00 p.m. EDT on May 16, 2006, pursuant to applicable Maryland law, Efalar Inc. merged with and into LNA with LNA as the surviving corporation (the “Merger”). All shares of LNA common stock held by Efalar Inc. immediately prior to the Merger were cancelled and all shares of LNA common stock held immediately prior to the Merger by those other than Efalar Inc. were converted into the right to receive $85.50 in cash.
     In light of the Merger, LNA has terminated all offerings of LNA common stock pursuant to its existing registration statements, including registration statement No. 333-124409. In accordance with an undertaking made by LNA in registration statement No. 333-124409 to remove from registration, by means of a post-effective amendment, any shares of LNA common stock which remain unsold at the termination of the offering, LNA hereby removes from registration all shares of LNA common stock registered under registration statement No. 333-124409 which remain unsold as of the effective date and time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on this 30th day of May, 2006.

LAFARGE NORTH AMERICA INC.

By:	/s/ Eric C. Olsen

Eric C. Olsen
Executive Vice President
and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Philippe R. Rollier (Philippe R. Rollier)	President and Chief Executive Officer and Director (principal executive officer)	May 30, 2006

/s/ Eric C. Olsen (Eric C. Olsen)	Executive Vice President and Chief Financial Officer (principal financial officer)	May 30, 2006

/s/ James W. Bachmann (James W. Bachmann)	Senior Vice President and Controller principal accounting officer)	May 30, 2006

/s/ Bertrand P. Collomb	Chairman of the Board	May 30, 2006

(Bertrand P. Collomb)

/s/ Bruno Lafont	Vice Chairman of the Board	May 30, 2006

(Bruno Lafont)

/s/ Bernard L. Kasriel	Director	May 30, 2006

(Bernard L. Kasriel)

/s/ Michel Rose	Director	May 30, 2006

(Michel Rose)